Exhibit 10.3

Inner Mongolia Electric Power (Group) Co., Ltd.

Document No.223 IEP (2003)

The permission of merging into network for 2x12 MW generator in Inner Mongolia Zhunger Heat Power Co., Ltd.

Erdos City Government:

We have received your document about merging into network for 2x12 MW electric generator in Inner Mongolia Tehong Coal Group Co., Ltd. With discuss, we agree to permit merging into Mengxi Electric Network for 2x12 MW generator in Zhunger Heat Power Co., Ltd controlled by Inner Mongolia Tehong Coal Group Co., Ltd, please treat as follows:

1.

2x12 MW electric generator in Inner Mongolia Zhunger Heat Power Co., Ltd should be merged into Mengxi Electric Network according to No.1, No.2 plan authorized by relative state department. Except self-consumption, the total remaining transmit to Mengxi Electric Network.

2.

Inner Mongolia Zhunger Heat Power Co., Ltd should sign sales agreement about electric power and network agreement according to relative regulation from state and Inner Mongolia Electric Power Co., Ltd before generator being finished and begin to operate.

3.

The construction of 2x12 MW generator in Inner Mongolia Zhunger Heat Power Co., Ltd should be performed strictly according to national approving procedure.

4.

After construction of 2x12 MW generator , Inner Mongolia Zhunger Heat Power Co., Ltd should perform relative regulation by Inner Mongolia Electric Power Co., Ltd,.

5.

Other thing not mentioned here should be confirmed during or after construction.

Jul 14, 2003